FIRST AMENDMENT to the

RULE 22c-2 SHAREHOLDER INFORMATION AGREEMENT

     This First Amendment (this “Amendment”) is to the Rule 22c-2 Shareholder Information Agreement entered into as of April 16, 2007 (the “Agreement”), by and between MFS Fund Distributors, Inc. (“MFD”) and Principal Life Insurance Company (“Intermediary”), and is effective as of November 1, 2011.

The parties hereby agree as follows:

     1. Principal National Life Insurance Company shall be an additional party to the Agreement. All references in the Agreement to the “Intermediary” shall mean Principal National Life Insurance Company and/or Principal Life Insurance Company, as applicable.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

MFS FUND DISTRIBUTORS, INC.	PRINCIPAL LIFE INSURANCE COMPANY

By: /S/ Michael Keenan Name: Michael Keenan Title: Senior Managing Director	By: /s/ Sara Wiener Name: Sara Wiener Title: Director – Product Management PRINCIPAL NATIONAL LIFE INSURANCE COMPANY By: /s/ Sara Wiener Name: Sara Wiener Title: Director – Product Management